Exhibit 99.1

Privia Health Announces Appointment of Lance V. Berberian to its Board of Directors
Berberian brings significant technology leadership and cybersecurity expertise
ARLINGTON, VA – July 8, 2025 – Privia Health Group, Inc. (Nasdaq: PRVA) announced the appointment of Lance V. Berberian to its Board of Directors, effective July 15, 2025. He has also been named a member of the Audit Committee of the Board. Following the appointment of Mr. Berberian, the Board will comprise 10 directors.
“We are excited to welcome Lance to our Board of Directors,” said David King, Chairman of the Board, Privia Health Group, Inc. “Lance brings extensive technology strategy and digital transformation experience to the Board, including IT governance, infrastructure management and cybersecurity. We believe his expertise will be invaluable to Privia Health as we continue to grow our business and build scaled provider networks across the U.S.”
Mr. Berberian is a technology strategist with over 30 years of experience specializing in digital transformation and corporate governance. From 2014 to October 2024, he served as EVP and Chief Information and Technology Officer at Labcorp Holdings Inc. (NYSE: LH), overseeing a team of 5,000 people focused on IT strategy, cybersecurity, AI, product development, and data management. Prior to Labcorp, Mr. Berberian held CIO roles at IDEXX Laboratories, Kellstrom Aerospace, Interim HealthCare and Quest Diagnostics.
Mr. Berberian currently serves on the Elon University Board of Trustees and previously chaired the NC State Computer Science Strategic Advisory Board. He holds a bachelor’s degree in business administration and information technology from Thomas Edison State College.
About Privia Health
Privia Health™ is one of the largest physician enablement companies in the United States with a presence in 15 states and the District of Columbia. Privia builds scaled provider networks with primary-care centric medical groups, risk-bearing entities, a physician-led governance structure, and the Privia Platform comprising an extensive suite of technology and service solutions. Privia collaborates with medical groups, health plans and health systems to optimize 1,200+ physician practices, improve the patient experience for 5.2+ million patients, and reward 4,800+ physicians and advanced practitioners for delivering high-value care.
Privia’s mission is to transform healthcare delivery to achieve better outcomes, lower costs, and improve the health of communities and the well-being of providers. For more information, visit priviahealth.com and connect with us on LinkedIn.
Safe Harbor Statement
This release may contain forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in filings with the Securities and Exchange Commission (“SEC”), including those under “Risk Factors” therein. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date made. The Company

Exhibit 99.1

does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Contact:
Robert Borchert
SVP, Investor & Corporate Communications
IR@priviahealth.com
817.783.4841